Exhibit 10.1
EXECUTION COPY
AMENDMENT NO. 3
TO
EMPLOYMENT AGREEMENT
The Employment Agreement made and entered into effective October 9, 2006, by and between Perrigo Company, a Michigan corporation (the “Company”) and Joseph C. Papa (the “Executive”), as amended by Amendment No. 1 effective as of November 12, 2015 and Amendment No. 2 effective as of October 22, 2015 (collectively the “Agreement”) is hereby further amended by this Amendment No. 3 effective as of April 24, 2016.
WHEREAS, the Company and the Executive desire to amend the Agreement in recognition of Executive’s desire to terminate his employment with the Company and his service as a member and Chair of its Board of Directors. Executive intends to become the Chief Executive Officer of Valeant Pharmaceuticals International, Inc. (including its subsidiaries, “Valeant”);
NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Executive and the Company agree as follows:
1.Paragraph 2 of the Agreement (“Employment Term”) is amended by adding the following additional sentence:

Notwithstanding the above, the Executive’s employment with the Company is terminated effective April 24, 2016.
2.Paragraph 4(d) of the Agreement (“Termination by Executive”) is amended by deleting the first sentence in its entirety and replacing it with the following sentences:

The Executive may terminate his employment with the Company at any time and for any reason. Executive has informed the Company that he is resigning from all of his positions at the Company, its Affiliates, and Perrigo Company, plc, and is terminating his employment. Executive’s termination shall for all purposes under this Agreement, and all other applicable plans, policies and agreements, be treated as a voluntary termination by Executive of his employment without Good Reason, he shall be entitled to his vested benefits as of his date of termination in accordance with the terms of the applicable plans, policies and agreements, and he shall receive the compensation and benefits set forth in Section 5(a).
3.Paragraph 6(c) of the Agreement (“Non-Compete”) is amended by deleting the paragraph in its entirety and replacing it with the following new paragraph 6(c):

(i)    In exchange for the consideration provided in this Agreement, Executive agrees that, during the Employment Term and for a period of two years after the Executive’s termination of employment with the Company for any reason other than the Executive’s termination (a) pursuant to paragraph 4(f) of this Agreement (Termination by the Company without Cause) or (b) as a result of or in any way related to a Change in Control (the “Non-Compete Period”), Executive will not, except with the prior written consent of the Board, directly or indirectly, engage in Competition. For purposes of this paragraph, the Executive’s termination of employment by action of the Company or its Affiliate (or any successor to the Company and its Affiliates) or by action of the Executive pursuant to paragraph 4(g) of this Agreement (Termination by the Executive for Good Reason), in either case prior to the two-year anniversary of a Change in Control, shall be deemed to be related to a Change in Control. For purposes of this Agreement, “Competition” means that the Executive is employed by, or provides consulting or other substantial services to, any company that in any way sells, manufactures, distributes or develops store brand and value brand OTC drug or nutritional products, topical generic prescription pharmaceutical products or any other products that the Company or an Affiliate is marketing or actively planning to market during the Executive’s employment with the Company or, with respect to the period after termination of employment, during the one year period ending on the Date of Termination. Notwithstanding anything to the contrary, Executive shall not be prohibited from being a passive owner of not more than 2% of the outstanding stock or equity of any entity that is engaged in competition and that is publicly traded, so long as the Executive has no active participation in the business of such entity.
(ii)    Notwithstanding anything to the contrary contained herein, the Company agrees that it shall not seek to enforce paragraph 6(c) of the Agreement related to Executive becoming or serving as Valeant’s Chief Executive Officer or a member of Valeant’s board of directors (including serving as Chairman) with respect to Valeant’s currently-constituted products (including extensions and organic growth), as well as (A) its authorized generic, store-brand generics or over-the-counter versions of pharmaceutical products of Valeant (for pharmaceutical products owned by Valeant or to which Valeant has rights, as of April 24, 2016) or any extension thereof, (B) any new product that has been publicly announced by Valeant before April 24, 2016, (C) any product that is under development by Valeant as of April 24, 2016, provided that, if such product is covered under ¶ 6(c)(i) (a “New Competitive Product”), the aggregate revenue in any 12 month period during the Non-Compete Period from all New Competitive Products exceeds $25 million, or (D) any Permitted Acquisition. A Permitted Acquisition means any product or business unit acquired by Valeant (an “Acquisition”) if less than 10% of the revenue associated with such Acquisition is derived from products or business units in Competition; provided that if more than 10% of the revenue associated with any such Acquisition is from products or business units in Competition, such Acquisition shall be treated as a Permitted Acquisition unless Valeant fails within 90 days of any such Acquisition to enter into a binding agreement to dispose of the portion of such competitive products or business units having revenue in excess of such 10% threshold.
(iii)    Other than as specifically stated in paragraph 6(c)(ii) above, the Company will not waive the Paragraph 6 of the Agreement (including “Non-Compete” provisions in this paragraph 6(c) of the Agreement), such that, for two years following his termination of employment at the Company, Executive will not, directly or indirectly, engage in “Competition” as defined in paragraph 6(c)(i) of the Agreement, and if he does, the Company shall have the right to enforce its rights under the Agreement. The parties acknowledge that the waiver in paragraph 6(c)(ii) above shall not operate as evidence of materiality, or any other measure of significance, with respect to any future potential action with respect to paragraph 6(c) of the Agreement.
4.Except as expressly provided herein, the Agreement shall remain unaltered and of full force and effect.
[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment to the Employment Agreement has been duly executed by the parties as of the date written above.

EXECUTIVE	PERRIGO COMPANY

By: /s/ Joseph C. Papa	By: /s/ Ellen R. Hoffing
Joseph C. Papa	Name: Ellen R. Hoffing
Chair Remuneration Committee, Perrigo